Exhibit 99
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the acquisition by MGM MIRAGE of Mandalay, and are derived from our historical financial statements, the historical financial statements of Mandalay, the historical financial statements of MotorCity Casino, 53.5% owned by Mandalay and sold in connection with the merger, and the historical financial statements of Monte Carlo, a joint venture between us and Mandalay. The historical financial statements have been adjusted as described in the notes to the unaudited pro forma condensed combined financial statements.
     The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of Regulation S-X. The statement of income for MGM MIRAGE for the six months ended June 30, 2005 includes the results of Mandalay and Monte Carlo since April 25, 2005, the date of acquisition. Mandalay has historically had a fiscal year-end of January 31. Therefore, the full-year historical Mandalay and MotorCity statements of income are for the year ended January 31, 2005. The statements of income for Mandalay and MotorCity for the six months ended June 30, 2005 include the results of those entities from January 1, 2005 through April 25, 2005. Monte Carlo’s financial statements are as of and for the same periods as ours, because Monte Carlo has a calendar-year reporting period, and the 2005 results for Monte Carlo include results through April 25, 2005.
     For purposes of the unaudited pro forma condensed combined statements of income, we assumed the acquisition occurred on January 1, 2004. We applied the purchase method of accounting, which requires an allocation of the purchase price to the assets acquired and liabilities assumed, at fair value.
     The purchase price allocation reflected in the unaudited condensed combined financial statements is preliminary and is subject to revision. The final purchase price allocation will be based on formal valuations of tangible assets, identification and valuation of identifiable intangible assets, and an analysis of the value of liabilities assumed. The final purchase price allocation may differ materially from the preliminary estimate due to different valuations and differences in useful lives and amortization methods applied to tangible and intangible assets. Therefore, the unaudited pro forma condensed combined financial statements are for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations that we would have reported had the acquisition of Mandalay been completed as of the dates presented. Additionally, the unaudited pro forma condensed combined financial statements should not be considered representative of our future consolidated results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2005

	MGM MIRAGE	Mandalay	Monte Carlo	MotorCity	Pro Forma		MGM MIRAGE
	Historical	Historical	Historical (a)	Disposition (b)	Adjustments		Pro Forma
		(In thousands, except per share data)
Revenues
Casino	$1,379,191	$435,316	$33,802	$(138,668)	$—		$1,709,641
Rooms	729,815	283,390	46,987	—	—		1,060,192
Food and beverage	595,662	174,390	15,052	(14,505)	—		770,599
Entertainment, retail and other	486,008	115,927	10,013	(4,594)	(1,118	) (c)	606,236

	3,190,676	1,009,023	105,854	(157,767)	(1,118)		4,146,668
Less: Promotional allowances	(270,585)	(63,038)	(4,783)	13,370	—		(325,036)

	2,920,091	945,985	101,071	(144,397)	(1,118)		3,821,632

Expenses
Casino	700,556	239,422	17,531	(75,983)	—		881,526
Rooms	194,884	87,954	11,748	—	—		294,586
Food and beverage	354,777	113,131	10,858	(5,850)	—		472,916
Entertainment, retail and other	323,665	67,256	5,459	(1,506)	—		394,874
General and administrative	408,077	169,138	13,992	(17,107)	—		574,100
Corporate expense	58,442	27,497	—	—	—		85,939
Preopening and start-up expenses	6,421	—	—	—	—		6,421
Restructuring costs (credit)	(70)	—	—	—	—		(70)
Property transactions, net	5,996	(164)	(9)	15	—		5,838
Depreciation and amortization	262,168	59,749	5,433	(2,487)	5,472	(d)	330,335

	2,314,916	763,983	65,012	(102,918)	5,472		3,046,465

Income from unconsolidated affiliates	65,930	28,198	—	—	(35,657	) (a)	58,637
					166	(e)

Operating income	671,105	210,200	36,059	(41,479)	(42,081)		833,804

Non-operating income (expense)
Interest income	7,016	233	93	—	—		7,342
Interest expense, net	(268,816)	(65,198)	—	868	(57,854	) (f)	(391,000)
Non-operating items from unconsolidated affiliates	(7,191)	(2,598)	—	—	418	(e)	(9,371)
Other, net	(17,472)	4,107	—	—	—		(13,365)

	(286,463)	(63,456)	93	868	(57,436)		(406,394)

Minority interest	—	(18,873)	—	18,873	—		—

Income from continuing operations before income taxes	384,642	127,871	36,152	(21,738)	(99,517)		427,410
Provision for income taxes	(132,395)	(49,953)	—	7,609	22,178	(g)	(152,561)

Income from continuing operations	$252,247	$77,918	$36,152	$(14,129)	$(77,339)		$274,849

Basic earnings per share
Income from continuing operations	$0.89						$0.97

Shares used in calculation	284,031						284,031

Diluted earnings per share
Income from continuing operations	$0.85						$0.93

Shares used in calculation	295,685						295,685

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

	MGM MIRAGE	Mandalay	Monte Carlo	MotorCity	Pro Forma		MGM MIRAGE
	Historical	Historical	Historical (a)	Disposition (b)	Adjustments		Pro Forma
			(In thousands, except per share data)
Revenues
Casino	$2,223,965	$1,331,009	$104,299	$(418,778)	$—		$3,240,495
Rooms	911,259	792,524	121,428	—	—		1,825,211
Food and beverage	841,147	502,975	45,210	(44,858)	—		1,344,474
Entertainment, retail and other	696,117	372,708	33,990	(10,929)	(3,354	) (c)	1,088,532

	4,672,488	2,999,216	304,927	(474,565)	(3,354)		7,498,712
Less: Promotional allowances	(434,384)	(190,073)	(14,704)	37,516	—		(601,645)

	4,238,104	2,809,143	290,223	(437,049)	(3,354)		6,897,067

Expenses
Casino	1,102,513	697,231	54,652	(218,293)	—		1,636,103
Rooms	247,387	272,757	35,247	—	—		555,391
Food and beverage	482,417	354,654	32,927	(18,619)	—		851,379
Entertainment, retail and other	456,949	224,744	16,499	(4,287)	—		693,905
General and administrative	612,615	475,437	43,241	(50,709)	—		1,080,584
Corporate expense	77,910	64,372	—	—	—		142,282
Preopening and start-up expenses	10,276	—	—	—	—		10,276
Restructuring costs	5,625	—	—	—	—		5,625
Property transactions, net	8,665	4,507	(121)	(11)	—		13,040
Depreciation and amortization	402,545	189,786	15,193	(11,436)	17,004	(d)	613,092

	3,406,902	2,283,488	197,638	(303,355)	17,004		5,601,677

Income from unconsolidated affiliates	119,658	83,269	—	—	(89,781	) (a)	113,645
					499	(e)

Operating income	950,860	608,924	92,585	(133,694)	(109,640)		1,409,035

Non-operating income (expense)
Interest income	5,664	8,498	90	(23)	—		14,229
Interest expense, net	(378,386)	(188,441)	(12)	1,976	(179,051	) (f)	(743,914)
Non-operating items from unconsolidated affiliates	(12,298)	(8,245)	—	—	1,254	(e)	(19,289)
Other, net	(10,025)	—	—	—	—		(10,025)

	(395,045)	(188,188)	78	1,953	(177,797)		(758,999)

Minority interest	—	(61,220)	—	61,220	—		—

Income from continuing operations before income taxes	555,815	359,516	92,663	(70,521)	(287,437)		650,036
Provision for income taxes	(205,959)	(130,454)	—	24,682	68,171	(g)	(243,560)

Income from continuing operations	$349,856	$229,062	$92,663	$(45,839)	$(219,266)		$406,476

Basic earnings per share
Income from continuing operations	$1.25						$1.46

Shares used in calculation	279,326						279,326

Diluted earnings per share
Income from continuing operations	$1.21						$1.40

Shares used in calculation	289,332						289,332

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Basis of presentation
     The accompanying unaudited pro forma condensed combined financial statements present the pro forma results of operations of MGM MIRAGE and Mandalay Resort Group (“Mandalay”) on a combined basis based on the historical financial information of each company and after giving effect to the acquisition of Mandalay by MGM MIRAGE. The acquisition has been recorded using the purchase method of accounting, with MGM MIRAGE as the acquirer.
     The statement of income for MGM MIRAGE for the six months ended June 30, 2005 includes the results of Mandalay and Monte Carlo since April 25, 2005, the date of acquisition. Mandalay has historically had a fiscal year-end of January 31. Therefore, the full-year historical Mandalay and MotorCity statements of income are for the year ended January 31, 2005. The statements of income for Mandalay and MotorCity for the six months ended June 30, 2005 include the results of those entities from January 1, 2005 through April 25, 2005. The statement of income for Mandalay for the six months ended June 30, 2005 excludes the gain on sale of MotorCity and restructuring costs recognized at the date of acquisition. Monte Carlo’s financial statements are as of and for the same periods as ours, because Monte Carlo has a calendar-year reporting period, and the 2005 results for Monte Carlo include results through April 25, 2005.
     The share and per share amounts in the accompanying unaudited pro forma condensed combined financial statements for the year ended December 31, 2004 have been revised to reflect a stock split effected in the form of a 100% stock dividend distributed on May 18, 2005. Certain reclassifications have been made to the historical Mandalay financial statements to conform to the presentation used in the MGM MIRAGE historical financial statements. Such reclassifications had no effect on Mandalay’s previously reported income from continuing operations.
     For purposes of the unaudited pro forma condensed combined statements of income, we assumed the acquisition occurred on January 1, 2004.
2. Preliminary Purchase Price Allocation
     The following table sets forth the determination of the consideration paid for Mandalay at the date of acquisition, April 25, 2005 (in thousands, except per share amounts):

Cash consideration for outstanding Mandalay shares and stock options	$4,831,944
Estimated fair value of Mandalay long-term debt	2,849,225
Transaction costs and expenses	111,127

7,792,296
Less: Proceeds from the sale of MotorCity Casino	(519,685)

$7,272,611

     The following table sets forth the preliminary allocation of purchase price (in thousands):

Current assets (including cash of $134,245)	$414,207
Property and equipment	7,229,492
Goodwill	1,199,301
Other intangible assets	245,940
Other assets	283,930
Assumed liabilities, excluding long-term debt	(597,372)
Deferred taxes	(1,502,887)

$7,272,611

     The amount allocated to intangible assets includes existing Mandalay intangible assets and the recognition of customer lists with an estimated value of $12 million and an estimated useful life of 5 years and trade names and trademarks with an estimated value of $234 million and an indefinite life.

3. Pro Forma Adjustments
     The following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma condensed combined financial statements:
(a)	To reflect the historical results of operations of Monte Carlo as if it were a consolidated subsidiary and to reflect the elimination of income from unconsolidated affiliate from the MGM MIRAGE and Mandalay historical financial statements. The income statement impacts of purchase price adjustments related to recording the assets and liabilities of Monte Carlo at fair value are included in the pro forma adjustments. Monte Carlo is a partnership and therefore does not record a provision for income taxes. An adjustment to reflect an income tax provision on Monte Carlo’s income is included in pro forma adjustment (g) below.

(b)	To reflect the disposition of MotorCity Casino, of which Mandalay held a 53.5% interest and consolidated. Proceeds from the sale of MotorCity are assumed to be used to reduce outstanding borrowings, thereby reducing interest expense (reflected in the pro forma adjustment column — see pro forma adjustment (f)).

(c)	To eliminate intercompany payments from MGM MIRAGE to Monte Carlo related to the temporary removal from service of the tram connecting Bellagio and Monte Carlo to facilitate the construction of the Bellagio expansion.

(d)	To reflect adjustments to depreciation and amortization related to the recognition of depreciable property and equipment at fair value and the recognition of definite-lived intangible assets in the preliminary purchase price allocation.

(e)	To reflect the income statement impacts of adjustments to the value of Mandalay’s investments in unconsolidated affiliates other than Monte Carlo.

(f)	To reflect the pro forma interest expense resulting from the merger. The pro forma interest expense reflects the interest on $4.6 billion of incremental new borrowings and amortization of debt issuance costs related to the new borrowings, offset by the amortization of the premium resulting from recording the Mandalay debt assumed in the transaction at fair value. We entered into a $7 billion bank credit facility to finance the Mandalay merger. The bank credit facility consists of entirely variable rate borrowings, with an assumed weighted average interest rate of 4.8% (based on LIBOR at April 25, 2005). A 0.125% change in the estimated interest rate would result in a $5.7 million change in annual pro forma interest expense.

(g)	To reflect the tax effect of the pro forma adjustments at the 35% statutory rate. Also included in this amount is an adjustment to reflect an income tax provision on Monte Carlo’s income at the 35% statutory rate. See also pro forma adjustment (a) above.
4. Cost Savings, Merger-related Charges, and Disposals of Long-lived Assets
     The unaudited pro forma condensed combined financial statements do not reflect any cost savings of duplicative departments and redundant infrastructure, the benefit of operational efficiencies, or the benefit of revenue enhancements which may be achieved as a result of the Mandalay acquisition.
     The unaudited pro forma condensed combined financial statements do not reflect any restructuring or other merger-related charges and liabilities resulting from actions taken as a result of the integration of Mandalay, such as certain exit activities, contract terminations or severance, some of which have already occurred.
     The unaudited pro forma condensed combined financial statements reflect the disposition of Mandalay’s interest in MotorCity Casino in Detroit, Michigan. The unaudited pro forma condensed combined financial statements do not reflect any other disposals of long-lived assets. We do not currently intend to dispose of any other operating casino resorts. We may dispose of other long-lived assets, such as undeveloped land or certain corporate assets, such as airplanes, but no assurance can be given as to if and when such disposals will occur.